Exhibit 99.1

GAP INC. REPORTS FULL YEAR EARNINGS PER SHARE OF $1.34,

FOURTH QUARTER EARNINGS PER SHARE OF $0.34

Full Year Earnings Per Share Grows by 28 Percent Over Prior Year;

Company Generates Nearly $1 Billion in Free Cash Flow

SAN FRANCISCO – February 26, 2009 – Delivering solid financial results, Gap Inc. (NYSE: GPS) today reported net earnings for fiscal year 2008 increased to $967 million, or $1.34 per share on a diluted basis, compared with $833 million, or $1.05 per share on a diluted basis, for fiscal year 2007. Net earnings increased by 16 percent over fiscal year 2007, while earnings per share increased 28 percent over the prior year.

For the fourth quarter, which ended January 31, 2009, the company’s net earnings were $243 million, or $0.34 per share on a diluted basis, compared with $265 million, or $0.35 per share on a diluted basis, for the same period last year.

“Our ability to drive healthy margins and achieve significant cost savings helped us deliver earnings growth of 16 percent over the course of a very challenging year,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “With nearly $2 billion in cash on hand and virtually no debt, we have a strong foundation that will allow our globally recognized brands to compete effectively this year as we navigate the current environment.”

The company generated $981 million of free cash flow in fiscal year 2008, defined as net cash provided by operating activities less purchases of property and equipment, and ended the fiscal year with $1.8 billion in cash. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Fourth Quarter Results

Fourth quarter net sales were $4.1 billion, compared with $4.7 billion for the fourth quarter of last year. The company’s fourth quarter comparable store sales decreased 14 percent, compared with a decrease of 3 percent in the fourth quarter of last year. The company’s online sales for the fourth quarter increased 10 percent to $319 million, compared with $289 million for the fourth quarter of last year.

Fiscal Year 2008 Results

Net sales for the 52 weeks ended January 31, 2009 were $14.5 billion compared with $15.8 billion for the 52 weeks ended February 2, 2008. The company’s fiscal year 2008 comparable store sales decreased 12 percent compared with a decrease of 4 percent for the prior year. The company’s online sales for the fiscal year increased 14 percent to $1.03 billion, compared with $903 million in the prior year.

Sales Results by Division

The following table represents the company’s comparable store sales and net sales by division for the fourth quarter and fiscal year 2008 compared with the prior year:

	Fourth Quarter Comparable Store Sales		Fourth Quarter Net Sales		Fiscal Year Comparable Store Sales		Fiscal Year Net Sales
	2008	2007	2008	2007	2008	2007	2008	2007
Gap North America	-13%	-5%	$1.1 billion	$1.3 billion	-8%	-5%	$4.2 billion	$4.5 billion
Banana Republic North America	-15%	2%	$664 million	$764 million	-10%	1%	$2.4 billion	$2.5 billion
Old Navy North America	-17%	-5%	$1.5 billion	$1.8 billion	-17%	-7%	$5.2 billion	$6.2 billion
International	-4%	-1%	$505 million	$510 million	-4%	-1%	$1.7 billion	$1.6 billion
Gap Inc. Direct	n/a	n/a	$319 million	$289 million	n/a	n/a	$1.03 billion	$903 million

Additional Results and 2009 Outlook

Margins

Gross margin for fiscal year 2008 was 37.5 percent and increased 140 basis points compared with fiscal year 2007.

Operating margin for fiscal year 2008 was 10.7 percent compared with 8.3 percent for fiscal year 2007.

Share Repurchases

During the fourth quarter, the company repurchased 12.2 million shares for a total of $146 million. For fiscal year 2008, the company repurchased 45.6 million shares for a total of $745 million.

Dividends

The company paid a dividend of $0.085 per share during the fourth quarter. In a separate press release yesterday, the company announced that it intends to maintain its annual dividend per share at $0.34 for fiscal year 2009.

Effective Tax Rate

The effective tax rate was 39.4 percent for the fourth quarter of fiscal year 2008. The effective tax rate for fiscal year 2008 was 39.0 percent. The company expects the effective tax rate to be about 39 percent for fiscal year 2009.

Inventory

On a year-over-year basis, the company reported that inventory per square foot was down 6 percent at the end of the fourth quarter compared with a 15 percent decline as reported at the end of the fourth quarter of fiscal year 2007. The company expects the percentage change in inventory per square foot on a year-over-year basis to be down in the high single digits at the end of the first quarter of fiscal year 2009, versus a 17 percent decrease in the first quarter of fiscal year 2008. Please see the Financials Section on www.gapinc.com for the company’s explanation of numerical range guidance.

Depreciation and Amortization

Fiscal year 2008 depreciation and amortization expense was $568 million. The company expects depreciation and amortization expense for fiscal year 2009 to be about $550 million.

Capital Expenditures

Fiscal year 2008 capital expenditures were $431 million. The company expects capital spending of about $350 million in fiscal year 2009.

Operating Expenses

The company reduced fiscal year 2008 operating expenses by $478 million. In the first quarter of 2009, the company expects operating expenses to be down $10 million to $30 million versus the prior year.

Real Estate

During the fourth quarter of fiscal year 2008, the company opened 9 store locations and closed 50 store locations. This compares with 28 openings and 52 closings for the fourth quarter of the prior year.

The company ended fiscal year 2008 with 3,149 store locations, and net square footage decreased 0.3 percent from the end of fiscal year 2007.

For fiscal year 2008, the company opened 101 store locations and closed 119 store locations. These numbers include 17 repositions, which are reflected as both an opening and a closing.

For fiscal year 2009, the company expects to open about 50 stores with about half located outside the U.S. and the remaining weighted towards the Outlet business. The company expects that it will close about 100 stores, weighted towards Gap brand. Square footage is expected to decrease 2 percent for fiscal year 2009.

The following table contains divisional fourth quarter store openings, store closings, and square footage:

	Quarter Ended January 31, 2009
	Beginning Q4 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q4	Sq. Ft. (millions)
Gap North America	1,227	1	35	1,193	11.8
Gap Europe	173	—	—	173	1.5
Gap Asia	112	1	—	113	1.0
Old Navy North America	1,076	3	12	1,067	20.1
Banana Republic North America	573	3	3	573	4.9
Banana Republic Asia	26	1	—	27	0.2
Banana Republic Europe	3	—	—	3	—

Total	3,190	9	50	3,149	39.5

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s fourth quarter fiscal year 2008 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section of www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

February Sales

The company will report February sales on March 5, 2009.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the fourth quarter of 2008 and forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) dividends per share in fiscal year 2009; (ii) effective tax rate for fiscal year 2009; (iii) year-over-year change in inventory per square foot at the end of the first quarter of fiscal year 2009; (iv) depreciation and amortization for fiscal year 2009; (v) capital expenditures for fiscal year 2009; (vi) operating expenses in the first quarter of fiscal year 2009 versus last year; (vii) store openings and closings for fiscal year 2009 and weightings by brand and location; (viii) real estate square footage for fiscal year 2009; (ix) reduction in average unit cost in fiscal year 2009; (x) level of operating expense savings in fiscal year 2009; (xi) marketing expenses in the first quarter of fiscal year 2009 versus last year; (xii) yield on cash; (xiii) free cash flow for fiscal year 2009; and (xiv) share repurchase program.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls; the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s information technology systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended November 1, 2008.

These forward-looking statements are based on information as of February 26, 2009. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Evan Price

(415) 427-2161

Media Relations:

Louise Callagy

(415) 427-3502

Melissa Swanson

(415) 427-5148

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	January 31, 2009	February 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,715	$1,724
Short-term investments	—	177
Restricted cash	41	38
Merchandise inventory	1,506	1,575
Other current assets	743	572

Total current assets	4,005	4,086
Property and equipment, net	2,933	3,267
Other long-term assets	626	485

Total assets	$7,564	$7,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$50	$138
Accounts payable	975	1,006
Accrued expenses and other current liabilities	1,076	1,259
Income taxes payable	57	30

Total current liabilities	2,158	2,433

Long-term liabilities:
Long-term debt	—	50
Lease incentives and other long-term liabilities	1,019	1,081

Total long-term liabilities	1,019	1,131

Total stockholders’ equity	4,387	4,274

Total liabilities and stockholders’ equity	$7,564	$7,838

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

UNAUDITED

($ and shares in millions except per share amounts)	13 Weeks Ended January 31, 2009	13 Weeks Ended February 2, 2008	52 Weeks Ended January 31, 2009	52 Weeks Ended February 2, 2008
Net sales	$4,082	$4,675	$14,526	$15,763
Cost of goods sold and occupancy expenses	2,693	3,049	9,079	10,071

Gross profit	1,389	1,626	5,447	5,692
Operating expenses	991	1,208	3,899	4,377
Interest, net	(3)	(15)	(36)	(91)

Earnings from continuing operations before income taxes	401	433	1,584	1,406
Income taxes	158	168	617	539

Earnings from continuing operations, net of income taxes	243	265	967	867
Loss from discontinued operation, net of income tax benefit	—	—	—	(34)

Net earnings	$243	$265	$967	$833

Weighted-average number of shares - basic	705	745	716	791
Weighted-average number of shares - diluted	706	749	719	794
Basic earnings per share:
Earnings from continuing operations, net of income taxes	$0.34	$0.36	$1.35	$1.10
Loss from discontinued operation, net of income tax benefit	—	—	—	(0.05)

Net earnings per share	$0.34	$0.36	$1.35	$1.05

	.
Diluted earnings per share:
Earnings from continuing operations, net of income taxes	$0.34	$0.35	$1.34	$1.09
Loss from discontinued operation, net of income tax benefit	—	—	—	(0.04)

Net earnings per share	$0.34	$0.35	$1.34	$1.05

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	52 Weeks Ended January 31, 2009	52 Weeks Ended February 2, 2008
Cash flows from operating activities:
Net earnings	$967	$833
Depreciation and amortization (a)	568	547
Change in merchandise inventory	51	252
Other cash flows from operating activities, net	(174)	449

Net cash provided by operating activities	1,412	2,081

Cash flows from investing activities:
Purchases of property and equipment	(431)	(682)
Proceeds from sale of property and equipment	1	11
Purchases of short-term investments	(75)	(894)
Maturities of short-term investments	251	1,287
Acquisition of business, net of cash acquired	(142)	—
Change in restricted cash	(1)	7
Change in other long-term assets	(1)	(3)

Net cash used for investing activities	(398)	(274)

Cash flows from financing activities:
Payments of long-term debt	(138)	(326)
Proceeds from share-based compensation, net	75	125
Repurchase of common stock	(705)	(1,700)
Excess tax benefit from exercise of stock options and vesting of stock units	6	7
Cash dividends paid	(243)	(252)

Net cash used for financing activities	(1,005)	(2,146)

Effect of exchange rate fluctuations on cash	(18)	33

Net decrease in cash and cash equivalents	(9)	(306)
Cash and cash equivalents at beginning of period	1,724	2,030

Cash and cash equivalents at end of period	$1,715	$1,724

(a)	Depreciation and amortization is net of the amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	52 Weeks Ended January 31, 2009	52 Weeks Ended February 2, 2008
Net cash provided by operating activities	$1,412	$2,081
Less: purchases of property and equipment	(431)	(682)

Free cash flow (a)	$981	$1,399

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.